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                                UNITES STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 3)*

                         MONACO COACH CORPORATION
                     ----------------------------------
                              (NAME OF ISSUER)

                                COMMON STOCK
                     ----------------------------------
                       (TITLE OF CLASS OF SECURITIES)

                                 60886R 10 3
                     ----------------------------------
                               (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of  5  Pages

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CUSIP NO. 60886R 10 3                 13G                 PAGE  2  OF  5  PAGES

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Roger A. Vandenberg      SSN:  ###-##-####
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  / /
                                                          (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
                              (5) SOLE VOTING POWER

                                  221,683
                             --------------------------------------------------
  NUMBER OF                   (6) SHARED VOTING POWER
   SHARES
 BENEFICIALLY                     N/A
  OWNED BY                   --------------------------------------------------
    EACH                      (7) SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH                      221,683
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

                                  N/A
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     221,683
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT

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CUSIP NO. 60886R 10 3                 13G                 Page  3  of  5  Pages


ITEM 1.

         (a)  NAME OF ISSUER  Monaco Coach Corporation

         (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

              91320 Industrial Way
              Coburg, OR 97408

ITEM 2.

         (a)  NAME OF PERSON FILING

              Roger A. Vandenberg

         (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

              One Turks Head Place, Suite 1550
              Providence, RI  02903-2215

         (c)  CITIZENSHIP

              United States

         (d)  TITLE OF CLASS OF SECURITIES

              Common Stock

         (e)  CUSIP NUMBER

              60886R 10 3

ITEM 3.       N/A

ITEM 4.

         (a)  AMOUNT BENEFICIALLY OWNED

              221,683 Common Shares held at 12/31/97


         (b)  PERCENT OF CLASS

              4%

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CUSIP NO. 60886R 10 3                 13G                 Page  4  of  5  Pages


         (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:


                (i)     Sole power to vote or to direct the vote               221,683
               (ii)     Shared power to vote or to direct the vote             N/A
              (iii)     Sole power to dispose or direct the disposition of     221,683
               (iv)     Shared power to dispose or direct the disposition of   N/A

ITEM 5.  N/A

ITEM 6.  N/A

ITEM 7.  N/A

ITEM 8.  N/A

ITEM 9.  N/A
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CUSIP NO. 60886R 10 3                 13G                 Page  5  of  5  Pages


ITEM 10.
         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                       SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       2/10/98
                                       ----------------------------------------
                                                           Date


                                       /S/  Roger A. Vandenberg
                                       ----------------------------------------
                                                         Signature


                                       Roger A. Vandenberg
                                       ----------------------------------------
                                                        Name/Title